                                                                    EXHIBIT 12.1


               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                               SIX MONTHS ENDED
                                   JUNE 30,                       YEAR ENDED DECEMBER 31,
                               -----------------   -----------------------------------------------------
                                1999      1998      1998       1997      1996       1995        1994
                               -------   -------   -------   --------   -------   --------   -----------
                                                                                             (PRO FORMA)
EARNINGS:
Net Income (Loss)............  $ 6,463   $(2,997)  $(4,067)  $(14,399)  $28,809   $(61,433)    $19,688
  Add:
     (Income) Loss from
       discontinued
       operations............       --        --        --         --        --     65,838      (4,809)
     Extraordinary loss......       --        --        --         --        --      1,315          --
     Cumulative effect of
       accounting change.....   (1,747)       --        --         --        --         --          --
     Fixed Charges...........   15,622     5,323    13,803     10,094     7,092      6,530       5,909
  Less:
     Capitalized interest....       --        --        --         --        --         --          --
                               -------   -------   -------   --------   -------   --------     -------
  Total earnings.............  $20,338   $ 2,326   $ 9,736   $ (4,305)  $35,901   $ 12,250     $20,788
                               =======   =======   =======   ========   =======   ========     =======
FIXED CHARGES
Interest expenses............  $13,820   $ 3,823   $10,165   $  6,661   $ 3,659   $  3,930     $ 4,176
Portion of rental expense
  representing interest......    1,802     1,500     3,638      3,433     3,433      2,600       1,733
                               -------   -------   -------   --------   -------   --------     -------
  Total fixed charges........  $15,622   $ 5,323   $13,803   $ 10,094   $ 7,092   $  6,530     $ 5,909
                               =======   =======   =======   ========   =======   ========     =======
RATIO OF EARNINGS TO FIXED
  CHARGES(1).................  $  1.30       N/A       N/A        N/A   $  5.06   $   1.88     $  3.52
                               =======   =======   =======   ========   =======   ========     =======


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(1) Earnings were insufficient to cover fixed charges for the six months ended
    June 30, 1998 by $2,997,000 and for the years ended December 31, 1998 and 1997 by $4,067,000 and $14,399,000, respectively.